EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among:

TERRA TECH CORP.

a Nevada corporation;

PHOENIX MERGER SUB CORP.,
a Nevada corporation;

UMBRLA, INC.,
a Nevada corporation; and

DALLAS IMBIMBO,
as Stockholder Representative.

Dated as of March 2, 2021

i

(continued)

ii

(continued)

iii

(continued)

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Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Investor Questionnaire
Exhibit C	Form of Company Lock-Up Agreement
Exhibit D	Post-Closing Directors and Officers
Exhibit E-1	Company Convertible Notes
Exhibit E-2	Company Warrants
Exhibit F-1	Parent Convertible Notes
Exhibit F-2	Parent Warrants

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 2, 2021, by and among Terra Tech Corp., a Nevada corporation (“Parent”), Phoenix Merger Sub Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), UMBRLA, Inc., a Nevada corporation (the “Company”), and Dallas Imbimbo, an individual (“Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and Nevada Revised Statutes (“NRS”) Chapter 92A. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The Parent Board has determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders and authorized and approved this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement.

D. The Merger Sub Board has determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder and authorized and approved this Agreement and the Contemplated Transactions, and upon the recommendation of the Merger Sub Board the sole stockholder of Merger Sub has adopted this Agreement and approved the Contemplated Transactions.

E. The Company Board has determined that the Contemplated Transactions are fair to, advisable, and in the best interests of the Company and its stockholders and authorized and approved this Agreement and the Contemplated Transactions, and upon the recommendation of the Company Board the holders of a majority of the issued and outstanding Company Common Stock have (i) executed and delivered an action by written consent (a “Company Stockholder Written Consent”) (A) adopting this Agreement and approving the Contemplated Transactions, (B) acknowledging that the approval given thereby is irrevocable and that each such stockholder is aware of its rights to demand appraisal for its shares pursuant to NRS 92A.300 to 92A.500, inclusive, and that each such stockholder has received and read a copy of NRS 92A.300 to 92A.500, and (C) acknowledging that by approving the Merger each such stockholder is not entitled to dissenters’ rights in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the NRS Chapter 92A, (ii) executed and delivered to Parent accredited investor questionnaires in substantially the form attached hereto as Exhibit B (the “Investor Questionnaires”), pursuant to which each such stockholder has certified that such stockholder is an “accredited investor” (as defined in Regulation D under the Securities Act (“Regulation D”)), and (iii) executed and delivered to Parent lock-up agreements in substantially the form attached hereto as Exhibit C (the “Company Lock-Up Agreement”).

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AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of NRS Chapter 92A. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

1.3. Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Nevada articles of merger with respect to the Merger, satisfying the applicable requirements of NRS Chapter 92A and in a form reasonably acceptable to Parent and the Company (the “Articles of Merger”). The Merger shall become effective at the time of the filing of such Article of Merger with the Secretary of State of the State of Nevada or at such later time as may be specified in such Article of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4. Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with NRS Chapter 78 and such articles of incorporation;

(b) the articles of incorporation of Parent shall be identical to the articles of incorporation of Parent immediately prior to the Effective Time, until thereafter amended in accordance with NRS Chapter 78 and such articles of incorporation;

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(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with NRS Chapter 78 and such bylaws;

(d) the directors and officers of Parent, each to hold office in accordance with the articles of incorporation and bylaws of Parent, shall be as set forth in Section 5.10; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Parent as set forth in Section 5.10, after giving effect to the provisions of Section 5.10, or such other persons as shall be mutually agreed upon by Parent and the Company and in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

1.5. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Common Stock held as treasury stock or held or owned by the Company, Merger Sub, or any Subsidiary of the Company, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c) and Section 1.9, each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

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(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.7 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Closing Price.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.3.

(e) All Company RSAs outstanding immediately prior to the Effective Time shall be assumed by Parent and converted to restricted stock awards to purchase Parent Common Stock in accordance with Section 5.3.

(f) All Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.3.

(g) Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(h) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock, Parent Common Stock and Company RSAs with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Common Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(i) Any shares of Parent Common Stock made available to the Exchange Agent for issuance in respect of any Dissenting Shares shall be returned to Parent upon demand.

1.6. Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

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1.7. Surrender of Certificates.

(a) On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a) (subject to adjustment pursuant to Section 1.9) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Common Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify; and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (subject to adjustment pursuant to Section 1.9) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive, subject to Section 1.9, a certificate or certificates or book-entry shares of Parent Common Stock representing the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.7(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Common Stock formerly represented by such Company Stock Certificates.

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(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(g) All shares of Parent Common Stock issued pursuant to this Agreement shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Common Stock with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

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1.8. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has properly exercised such stockholder’s dissenter’s rights in compliance with the provisions of NRS 92A.440 (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost such stockholder’s right to appraisal under the NRS Chapter 92A. By virtue of the Merger, all Dissenting Shares shall be canceled and shall cease to exist and the holders of such Dissenting Shares shall thereafter be entitled only to such rights with respect to such Dissenting Shares as are provided under NRS Chapter 92A; provided, however, that notwithstanding the foregoing, all Dissenting Shares held by a stockholder who shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration (subject to adjustment pursuant to Section 1.9) for each share of Company Common Stock held by such stockholder without any interest thereon, subject, in the case of Company Common Stock formerly evidenced by Company Stock Certificate(s), to the surrender of such Company Stock Certificate(s) in the manner set forth in this Section 1.

(b) The Company shall give Parent prompt notice of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the NRS Chapter 92A and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in the NRS Chapter 92A, and Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.9. Holdback Shares. On the Closing Date, Parent shall withhold from the Parent Common Stock issuable pursuant to Section 1.5(a) and retain the Holdback Shares, which shall be held in trust by Parent through the Release Date. The Merger Consideration issuable to each stockholder of the Company pursuant to Section 1.5(a) shall be reduced on a pro rata basis to account for the holding back of the Holdback Shares. The Holdback Shares shall serve as collateral to secure the indemnification obligations of the stockholders of the Company under Section 10.

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1.10. Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.11. Exemption From Registration. The Parties intend that the shares of Parent Common Stock to be issued pursuant to this Agreement will be issued in a transaction exempt from registration under the Securities Act and from the qualification and registration requirements of any applicable state “blue sky” or securities laws.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.13(h), except as set forth in the written disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1. Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entities identified in Section 2.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 2.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Company Disclosure Schedule. Each of the Company’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 2.1(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

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2.2. Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

2.3. Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4. Vote Required. The written consent of holders of a majority of the shares of Company Common Stock evidenced by the Company Stockholder Written Consent is the only vote (or written consent) of the holders of any Company Common Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5. Non-Contravention; Consents. Subject to the filing of the Articles of Merger required by NRS Chapter 92A, and except as set forth in Section 2.5 of the Company Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) to the Knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any (i) Company Permit or (ii) other Governmental Authorization that is held by the Company or its Subsidiaries, except, with respect to the foregoing clause (ii), as would not reasonably be expected to be material to the Company or its business;

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(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract or Company Permit, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to NRS Chapter 92A, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

2.6. Capitalization.

(a) The authorized Company Common Stock as of the date of this Agreement consists of (i) 250,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 117,788,170 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options).

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(c) Except for the Company’s 2019 Equity Incentive Plan (as amended, the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 55,000,000 shares of Company Common Stock for issuance under the Company Plan, of which 0 shares have been issued and are currently outstanding, 41,605,564 have been reserved for issuance upon exercise of Company Options granted under the Company Plan, and 12,394,436 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan. As of the date of this Agreement, the Company has reserved 1,000,000 shares of Company Common Stock for issuance pursuant to Company RSAs, of which 1,000,000 shares have been issued and are underlying outstanding and unvested Company RSAs. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company RSA outstanding as of the date of this Agreement: (i) the name of the holder; (ii) the number of shares of Company Common Stock subject to such RSA at the time of grant; (iii) the number of shares of Company Common Stock subject to such RSA as of the date of this Agreement; (iv) the date on which such Company RSA was granted; and (v) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions. The Company has made available to Parent an accurate and complete copy of the Company Plan, all stock option agreements evidencing outstanding options granted thereunder and all restricted stock award agreements evidencing Company RSAs granted thereunder. No vesting of Company Options or Company RSAs will accelerate in connection with the closing of the Contemplated Transactions.

(d) As of the date of this Agreement, the Company has reserved 29,502,150 shares of Company Common Stock for issuance upon exercise of the Company Warrants. Section 2.6(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was issued; and (v) the date on which such Company Warrant expires.

(e) Except for the Company Options and the Company RSAs set forth on Section 2.6(c) of the Company Disclosure Schedule, the Company Warrants and the Company Convertible Notes, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

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(f) All outstanding shares of Company Common Stock, Company Options, Company RSAs, Company Warrants, Company Convertible Notes and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(g) Set forth in Section 2.6(g) of the Company Disclosure Schedule is a list of all Persons that, as of the Closing Date, beneficially own or may be deemed to own (as determined in accordance with the rules and regulations of the SEC), individually or together with their respective Affiliates, five percent (5%) or more of the outstanding shares of Company Common Stock.

2.7. Financial Statements.

(a) Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of the Company’s unaudited consolidated balance sheets at December 31, 2019 and 2020, together with related unaudited consolidated statements of income, stockholders’ equity and cash flows, and notes thereto, of the Company for the fiscal years then ended (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) Each of the Company and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability of the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

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(c) Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of, the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2018.

(d) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2018, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.8. Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9. Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the Ordinary Course of Business; (c) Liabilities incurred in connection with the Contemplated Transactions; (d) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (e) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

2.10. Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and material equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Balance Sheet (other than assets disposed of in the Ordinary Course of Business since the date of the Company Unaudited Balance Sheet); and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

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2.11. Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries (the “Company Leased Real Property”), and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of the Company Leased Real Property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of the Company Leased Real Property and has not granted any occupancy rights to tenants or licensees with respect to the Company Leased Real Property. In addition, the Company Leased Real Property is free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, all of the premises, fixtures and improvements located on the Company Leased Real Property, including all mechanical and other systems, equipment, pipes, lines and other infrastructure and all components thereof, are in conformance with all applicable Laws, are in good condition (ordinary wear and tear excepted), and are fully operational without structural defects.

2.12. Intellectual Property.

(a) Section 2.12(a) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number, and (iv) any other co-owners, for each item of material Registered IP owned in whole or in part by the Company or its Subsidiaries. To the Knowledge of the Company, each of the patents and patent applications included in the material Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of the Company, threatenedin writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 2.12(a) of the Company Disclosure Schedule is being or has been contested or challenged.

(b) The Company or its Subsidiaries owns all right, title and interest in and to all material Company IP (other than as disclosed on Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances, and has the right, pursuant to enforceable agreements to use all other material Intellectual Property Rights used by the Company or its Subsidiaries in its business as currently conducted. Each Company Associate involved in the creation or development of any Company IP, pursuant to such Company Associate’s activities on behalf of the Company or its Subsidiaries, has signed a written agreement containing an assignment of Intellectual Property Rights to the Company or its Subsidiaries and confidentiality provisions protecting the Company IP.

(c) Section 2.12(c) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company or its Subsidiaries in its business as currently conducted other than commercially available Software-as-a-Service offerings or off-the-shelf software licenses (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company or its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”).

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(d) To the Knowledge of the Company: (i) the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company or its Subsidiaries alleging that the operation of the business of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries. Since January 1, 2019, except as set forth on Section 2.12(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(e) The Company and its Subsidiaries has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

(f) None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or its Subsidiaries of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries.

(g) The Company and its Subsidiaries maintains commercially reasonable policies regarding data security, privacy, transfer, and use of personally identifiable information and sensitive business information (collectively, “Sensitive Data”) that support compliance by the Company and its Subsidiaries with all applicable Laws. The Company and the operation of the Company’s business are in substantial compliance with all such policies and other Laws pertaining to data privacy and data security of any Sensitive Data except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2019, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company or its Subsidiaries, (ii) no violations of any security policy of the Company or its Subsidiaries regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of the Company or its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or its Subsidiaries or a contractor or agent acting on behalf of the Company or its Subsidiaries, in each case of (i) through (iv), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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2.13. Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision applicable to the Company or any of its Subsidiaries;

(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(vi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms;

(vii) each Company Contract that is not terminable at will (with no penalty or payment) or without more than 30 days’ notice by the Company or its Subsidiaries;

(viii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(ix) each Company Real Estate Lease;

(x) each Company Contract with any Governmental Body;

(xi) each Company Out-bound License and Company In-bound License;

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(xii) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries; or

(xiii) any other Company Contract that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages that would reasonably be expected to be material to the Company or its business. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.14. Compliance; Permits; Restrictions.

(a) The Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, inspection, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except as set forth on Section 2.14(b) of the Company Disclosure Schedule, the Company and its Subsidiaries hold all state and local cannabis-related Governmental Authorizations that are necessary for the operation of their respective businesses in each state and local jurisdiction in which the Company and its Subsidiaries conduct business (“Company Cannabis Permits”). The Company and its Subsidiaries hold all other required Governmental Authorizations that are material to the operation of their respective businesses as currently conducted (such Governmental Authorizations, together with the Company Cannabis Permits, the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule lists all Company Permits, including the names of the Company Permits, the names of the respective permit holders and their respective dates of issuance and expiration. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

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(c) The Company and its Subsidiaries have complied with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which the Company or a Subsidiary is a party or otherwise bound. The Company and its Subsidiaries have created and maintained policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither the Company nor its Subsidiaries have received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company, any of its Subsidiaries, or an agent or third party subject to a Business Associate Agreement with the Company or a Subsidiary of the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 2.14(c) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.15. Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

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(b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2019, no Legal Proceeding has been pending against the Company that resulted in material Liability to the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

2.16. Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b) All Taxes due and owing by the Company or any of its Subsidiaries on or before the Closing Date (whether or not shown on any Tax Return) have been fully paid or accrued for. Since the date of the Company Unaudited Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Body or other Person or accrued for.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(e) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) use of the cash basis of accounting; (ii) change in method of accounting for Tax purposes; (iii) use of any method of accounting (proper or improper) for a Tax period ending on or prior to the Closing Date; (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (vi) installment sale or open transaction disposition made on or prior to the Closing Date; (vii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (viii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law); (ix) any income arising under Section 951 or 951A of the Code or Treasury Regulation 1.245A-5T and attributable to the Tax period ending on or prior to the Closing Date; or (x) a Paycheck Protection Loan.

(i) Neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any Liability for any Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee, successor, by contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Neither the Company nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

(l) Neither the Company nor any of its Subsidiaries has been, or has ever had, any Affiliate or Subsidiary that would be treated as a “controlled foreign corporation” as defined in Section 957 of the Code or as a “deferred foreign income corporation” as defined in Section 965 of the Code. The Company nor any of its Subsidiaries has any Tax liability pursuant to Section 965 of the Code.

(m) Neither the Company nor any of its Subsidiaries is a “United States Shareholder” of any controlled foreign corporation that has earned any “global intangible low-taxed income” (within the meaning of Section 951A of the Code) during the period January 1, 2018 through and including the Closing Date.

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(n) Each of the Company and its Subsidiaries is in compliance with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) (now known as Accounting Standards Codification 740-10) and has determined, assessed and measured the benefits of all material Tax positions taken in any Tax Return for any period covered by FIN 48, including all significant uncertain positions reflected in such Tax Returns that may be subject to assessment or challenge by any Taxing authority.

(o) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments or are not parties to any agreement that, individually or collectively, provide for the payment of any amount of salaries or compensation for services (i) that is not deductible under Code Sections 162(a)(1) or 404 or (ii) that is an “excess parachute payment” pursuant to Code Section 280G.

(p) The assets of the Company and its Subsidiaries do not constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Code Section 168, and none of such assets are subject to a lease, safe harbor lease or other arrangement as a result of which the Company and its Subsidiaries are not treated as the owner of such assets for federal Tax Laws (and any corresponding or similar provision of state, local or foreign Tax Law).

(q) The assets of the Company and its Subsidiaries are not subject to an arrangement that may cause a “tax-exempt use loss” under Code Section 470 for any year.

(r) The assets of the Company and its Subsidiaries are not subject to any “Section 467 rental agreement” within the meaning of Code Section 467(d) or Treasury Regulation Section 1.467-1(c).

(s) The transactions contemplated by this Agreement will not cause any reduction in, or elimination of, any Tax advantaged financing, Tax holiday or other Tax benefit (including credits) with respect to the assets of the Company and its Subsidiaries.

(t) To the extent required by applicable Law, the Company and its Subsidiaries have duly and timely filed each Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, and each FinCEN Report 114, Report of Foreign Bank and Financial Accounts, required to be filed by them, and all such forms are true, complete and correct in all material respects.

(u) Neither the Company nor any of its Subsidiaries has been a personal holding company defined in Code Section 542.

(v) The Company and its Subsidiaries have not deferred the payment of any payroll taxes pursuant to Section 2302 of the CARES Act or any other applicable Law.

(w) Neither the Company nor any of its Subsidiaries have received a loan under the Payroll Protection Program of Section 1102 of the CARES Act or any other applicable Law.

(x) The Company and its Subsidiaries have not deferred the payment of any payroll taxes pursuant to IRS Notice 2020-65 or any other applicable Law.

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(y) Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(z) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

For purposes of this Section 2.16, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17. Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Schedule is a list of all Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on the Company’s standard form and other than individual Company Options or other compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, salary continuation, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent Liability (including, without limitation, as the result of it being treated as a single employer under Code Section 414 or under common control under Section 4001(b)(1) of ERISA with any other person).

(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA, (ix) any written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm and (x) any other documents, forms or other instruments relating to any Company Benefit Plan reasonably requested by Parent.

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(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any Company ERISA Affiliate has any Liability for any unpaid contributions with respect to any Company Benefit Plan.

(g) Neither the Company, any of its Subsidiaries or Company ERISA Affiliates, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, any of its Subsidiaries or Company ERISA Affiliates or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither the Company nor any of its Subsidiaries or Company ERISA Affiliates has made a written or oral representation promising the same.

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(i) Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j) Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) The exercise price of each Company Option is not, never has been and can never be less than the fair market value of one share of Company Common Stock as of the grant date of such Company Option.

(l) Section 2.17(l) of the Company Disclosure Schedule lists each Company Benefit Plan that provides for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder). Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.

(m) No current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(n) With respect to each group health plan benefitting any current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliates that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, the Company and each of its Subsidiaries and Company ERISA Affiliates has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

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(o) Each Company Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) (i) has at all times complied in all material respects with the applicable health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”), (ii) has for all months beginning January 1, 2015 made offers of coverage to all Full-Time Employees of the Company and its Subsidiaries that is Affordable and provides Minimum Value in accordance with Code Section 4980H and the regulations and guidance issued thereunder, and (iii) has since January 1, 2015 accurately and timely complied in all material respects with the mandatory employer reporting requirements of Section 6055 and Section 6056 of PPACA. Further, (A) neither the Company nor any of its Subsidiaries will owe any excise taxes set forth in Code Section 4980H for any month after December 2014; (B) the Company and each of its Subsidiaries has paid all amounts required to be paid by the Company or its Subsidiaries in accordance with Code Section 4376 (Patient-Centered Outcome Research Institute Fee) for plan years ending prior to the Closing Date; and (C) all amounts required to be paid on behalf of any Company Benefit Plan that is a self-insured group health plan in accordance with Section 1341 of PPACA have been paid. For purposes of this section, the terms “Full-Time Employee”, “Affordable” and “Minimum Value” shall have the meanings ascribed to them under PPACA.

(p) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.

(q) The Company and each of its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material Liability to the Company or any of its Subsidiaries, with respect to employees of the Company and its Subsidiaries, each of the Company and its Subsidiaries, since January 1, 2018: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).

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(r) Except as would not be reasonably likely to result in a material Liability to the Company or any of its Subsidiaries, with respect to each individual who currently renders services to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company and each of its Subsidiaries has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(s) Except as set forth on Section 2.17(s) of the Company Disclosure Schedule, there is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

(t) Except as set forth on Section 2.17(t) of the Company Disclosure Schedule, there is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against Company or any of its Subsidiaries relating to labor, employment, employment practices, or terms and conditions of employment.

2.18. Environmental Matters. The Company and each of its Subsidiaries are in compliance, and since January 1, 2016 have complied with, all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2016 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has Liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. No current or prior property leased or controlled by the Company or any of its Subsidiaries has, during the time such property was leased or controlled by the Company or any of its Subsidiaries, had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material Liability of the Company or any of its Subsidiaries pursuant to Environmental Law. No Consent of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or any of its Subsidiaries with respect to any property leased or controlled by the Company or any of its Subsidiaries or any business operated by them.

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2.19. Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

2.20. No Financial Advisors. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.21. Takeover Statutes. The Company is not a party to a stockholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has adopted such resolutions as are necessary to comply with the Nevada “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive (the “Business Combination Act”), and none of the requirements or restrictions of the Nevada “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive (the “Control Share Act”) would apply to prevent the consummation of the Merger or the other Contemplated Transactions. No other Takeover Statute applies to this Agreement or any of the Contemplated Transactions.

2.22. Disclosure. The information supplied by the Company and each of its Subsidiaries for inclusion in any statement, report, schedule, form or other documents to be filed by Parent with the SEC (including any of the Company Financials) will not, as of the date of such filing or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

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2.23. Transactions with Affiliates.

(a) Section 2.23(a) of the Company Disclosure Schedule describes all material transactions or relationships, since January 1, 2019, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (i) executive officer or director of the Company or, to the Knowledge of the Company, any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Common Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Section 2.23(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.24. Anti-Bribery. None of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.25. Disclaimer of Other Representations or Warranties. Except as expressly set forth in this Section 2, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 11.13(h), except (a) as set forth in the written disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

3.1. Due Organization; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect.

(d) Neither Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2. Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and its Subsidiaries’ Organizational Documents in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

3.3. Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent, the performance of its obligations hereunder the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate or other action on the part of Parent. The execution and delivery of this Agreement by Merger Sub, the performance of its obligations hereunder the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate or other action on the part of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

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3.4. Non-Contravention; Consents. Subject to filing of the Articles of Merger required by NRS Chapter 92A, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or, to the Knowledge of Parent, any other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) to the Knowledge of Parent, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any (i) Parent Permit or (ii) other Governmental Authorization that is held by Parent or its Subsidiaries, except, with respect to the foregoing clause (ii), as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 3.4 of the Parent Disclosure Schedule under any Parent Contract or Parent Permit, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to NRS Chapter 92A, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

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3.5. Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of 990,000,000 shares of Parent Common Stock, par value $0.01 per share, of which 231,712,553 shares have been issued and are outstanding as of the close of business on the Reference Date. Parent holds 2,308,412 shares of its capital stock in its treasury. As of the close of business on the Reference Date, there are outstanding Parent Warrants to purchase 41,021,610 shares of Parent Common Stock.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as set forth in the Parent SEC Documents or as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c) Except for the Parent Stock Plans, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, 45,976,425 shares have been reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plans that are outstanding as of the date of this Agreement and 33,035,265 shares remain available for future issuance pursuant to the Parent Stock Plans.

(d) Except for the Parent Warrants, Parent Options, Parent Convertible Notes and as otherwise set forth on Section 3.5(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(e) All outstanding shares of Parent Common Stock, Parent Options, Parent Warrants, Parent Convertible Notes and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

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3.6. SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2019 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), including in each case the rules and regulations promulgated thereunder, and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the regulations promulgated by the SEC under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of September 30, 2020, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. To the Knowledge of Parent, there are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting and there is no change in the Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially effect, Parent’s internal control over financial reporting.

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(d) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.7. Absence of Changes. Except as set forth on Section 3.7 of the Parent Disclosure Schedule or in the SEC Reports, between the date of the Parent Balance Sheet and the date of this Agreement, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.8. Absence of Undisclosed Liabilities. As of the date hereof, Parent and its Subsidiaries do not have any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities incurred in connection with the Contemplated Transactions; (d) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent; (e) Liabilities described in the Parent SEC Documents; and (f) Liabilities described in Section 3.8 of the Parent Disclosure Schedule.

3.9. Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet (other than assets disposed of in the Ordinary Course of Business since the date of the Parent Balance Sheet); and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

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3.10. Real Property; Leasehold. Section 3.10 of the Parent Disclosure Schedule sets forth a list of all real property owned by Parent and its Subsidiaries (the “Parent Owned Real Property”). Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent or its Subsidiaries directly or indirectly hold a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or its Subsidiaries (the “Parent Leased Real Property”; together with the Parent Owned Real Property, the “Parent Real Property”), and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s and its Subsidiaries’ use and operation of the Parent Real Property conforms to all applicable Laws in all material respects, and Parent or its Subsidiaries have exclusive possession of the Parent Real Property and have not granted any occupancy rights to tenants or licensees with respect to the Parent Real Property. In addition, the Parent Owned Property is free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Parent, all of the premises, fixtures and improvements located on the Parent Real Property, including all mechanical and other systems, equipment, pipes, lines and other infrastructure and all components thereof, are in conformance with all applicable Laws, are in good condition (ordinary wear and tear excepted), and are fully operational without structural defects.

3.11. Intellectual Property.

(a) Section 3.11(a) of the Parent Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number, and (iv) any other co-owners, for each item of material Registered IP owned in whole or in part by Parent or its Subsidiaries. To the Knowledge of Parent, each of the patents and patent applications included in the material Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 3.11(a) of the Parent Disclosure Schedule is being or has been contested or challenged.

(b) Parent or its Subsidiaries own all right, title and interest in and to all material Parent IP (other than as disclosed on Section 3.11(a) of the Parent Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances, and has the right, pursuant to enforceable agreements to use all other material Intellectual Property Rights used by Parent or its Subsidiaries in its business as currently conducted. Each Parent Associate involved in the creation or development of any Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or its Subsidiaries, has signed a written agreement containing an assignment of Intellectual Property Rights to Parent and confidentiality provisions protecting the Parent IP.

(c) Section 3.11(c) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted other than commercially available Software-as-a-Service offerings and off-the-shelf software licenses (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License (each a “Parent Out-bound License”).

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(d) To the Knowledge of Parent: (i) the operation of the businesses of Parent and its Subsidiaries as currently conducted does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. Since January 1, 2019, Parent and its Subsidiaries have not received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(e) Parent and its Subsidiaries has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

(f) None of the Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.

(g) Parent and its Subsidiaries maintains commercially reasonable policies regarding Sensitive Data that support compliance by Parent and its Subsidiaries with all applicable Law. Parent and its Subsidiaries and the operation of Parent’s business are in substantial compliance with all such policies and other Laws pertaining to data privacy and data security of any Sensitive Data except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2019, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of Parent or its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Parent or its Subsidiaries or a contractor or agent acting on behalf of Parent or its Subsidiaries, in each case of (i) through (iv), except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

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3.12. Agreements, Contracts and Commitments. Section 3.12 of the Parent Disclosure Schedule identifies each Parent Contract that is in effect as of the date of this Agreement (other than any Parent Benefit Plan and Parent Contracts disclosed in the SEC Reports) and is:

(a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(b) each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(c) each Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision applicable to Parent;

(d) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(e) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(f) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(g) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms;

(h) each Parent Contract that is not terminable at will (with no penalty or payment) or without more than 30 days’ notice by Parent or its Subsidiaries;

(i) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(j) each Parent Real Estate Lease;

(k) each Contract with any Governmental Body;

(l) each Parent Out-bound License and Parent In-bound License;

(m) each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries; or

(n) any other Parent Contract that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.

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Parent has delivered or made available to the Company accurate and complete copies of all Contracts to which Parent or its Subsidiaries is a party or by which it is bound of the type described in the foregoing clauses (a)-(n) (any such Contract, together with any Parent Contract that would have been described in the foregoing clauses (a)-(n) but for the fact that such Parent Contract was disclosed in the SEC Reports, a “Parent Material Contract”). There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

3.13. Compliance; Permits.

(a) Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent. No investigation, claim, suit, proceeding, inspection, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Parent and its Subsidiaries hold all state and local cannabis-related Governmental Authorizations that are necessary for the operation of their respective businesses in each state and local jurisdiction in which Parent and its Subsidiaries conduct business (“Parent Cannabis Permits”). Parent and its Subsidiaries hold all other required Governmental Authorizations that are material to the operation of their respective businesses as currently conducted (such Governmental Authorizations, together with the Parent Cannabis Permits, the “Parent Permits”). Section 3.13(b) of the Parent Disclosure Schedule lists all Parent Permits, including the names of the Parent Permits, the names of the respective permit holders and their respective dates of issuance and expiration. Each of Parent and its Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

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(c) Parent and its Subsidiaries have complied with all Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which Parent or a Subsidiary is a party or otherwise bound. Parent and its Subsidiaries have created and maintained policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, intended to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither Parent nor its Subsidiaries have received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent, any of its Subsidiaries, or an agent or third party subject to a Business Associate Agreement with Parent or a Subsidiary of Parent. Parent is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 3.13(c) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.14. Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent or its Subsidiaries, (B) any Parent Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 3.14(b) of the Parent Disclosure Schedule, since January 1, 2019, no Legal Proceeding has been pending against Parent that resulted in material Liability to Parent.

(c) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

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3.15. Tax Matters.

(a) Parent and each of its Subsidiaries has timely filed all Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b) All Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(f) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(h) Neither Parent nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

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For purposes of this Section 3.15, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.

3.16. Employee and Labor Matters; Benefit Plans.

(a) Section 3.16(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans, including, without limitation, each Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Parent’s standard form and other than individual Parent Options or other compensatory equity award agreements made pursuant to the Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, salary continuation, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent Liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 or under common control under Section 4001(b)(1) of ERISA with any other person).

(b) As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA.

(c) Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

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(d) The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Parent nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) Neither Parent, any of its Subsidiaries, nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any Liability for any unpaid contributions with respect to any Parent Benefit Plan.

(g) Neither Parent, any of its Subsidiaries or any Parent ERISA Affiliates, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither Parent, any of its Subsidiaries or any Parent ERISA Affiliates has made a written or oral representation promising the same.

(i) Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

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(j) Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) The exercise price of each Parent Option is not, never has been and can never be less than the fair market value of one share of Parent Common Stock as of the grant date of such Parent Option.

(l) Each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.

(m) No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(n) With respect to each group health plan benefitting any current or former employee of Parent, any of its Subsidiaries or any Parent ERISA Affiliates that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, Parent and each of its Subsidiaries and Parent ERISA Affiliates has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

(o) Each Parent Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) (i) has at all times complied in all material respects with the applicable health insurance reform requirements added to Section 715 of ERISA by the PPACA and the guidance issued thereunder, (ii) has for all months beginning January 1, 2015 made offers of coverage to all Full-Time Employees of the Company and its Subsidiaries that is Affordable and provides Minimum Value in accordance with Code Section 4980H and the regulations and guidance issued thereunder, and (iii) has since January 1, 2015 accurately and timely complied in all material respects with the mandatory employer reporting requirements of Section 6055 and Section 6056 of PPACA. Further, (A) neither Parent nor any of its Subsidiaries will owe any excise taxes set forth in Code Section 4980H for any month after December 2014; (B) Parent and each of its Subsidiaries has paid all amounts required to be paid by Parent or its Subsidiaries in accordance with Code Section 4376 (Patient-Centered Outcome Research Institute Fee) for plan years ending prior to the Closing Date; and (C) all amounts required to be paid on behalf of any Parent Benefit Plan that is a self-insured group health plan in accordance with Section 1341 of PPACA have been paid. For purposes of this section, the terms “Full-Time Employee”, “Affordable” and “Minimum Value” shall have the meanings ascribed to them under PPACA.

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(p) Neither Parent nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.

(q) Parent and each of its Subsidiaries are, and since January 1, 2018 have been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material Liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2018: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).

(r) Except as would not be reasonably likely to result in a material Liability to Parent or any of its Subsidiaries, with respect to each individual who currently renders services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent and each of its Subsidiaries has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(s) There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity.

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(t) There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to labor, employment, employment practices, or terms and conditions of employment.

3.17. Environmental Matters. Parent and each of its Subsidiaries are and since January 1, 2016 has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received since January 1, 2016 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has Liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. No current or prior property leased or controlled by Parent or any of its Subsidiaries has, during the time such property was leased or controlled by Parent or any of its Subsidiaries, had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material Liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No Consent of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

3.18. Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

3.19. Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2019, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

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3.20. No Financial Advisors. Except as set forth on Section 3.20 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.21. Anti-Bribery. None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.22. Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.23. Opinion of Financial Advisor. The Parent Board has received an opinion of March 1, 2021 to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to the stockholders of Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.

3.24. Disclaimer of Other Representations or Warranties. Except as previously set forth in this Section 3, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1. Operation of Parent’s Business.

(a) Except as set forth on Section 4.1(a) of the Parent Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), each of Parent and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

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(b) Except as expressly permitted by this Agreement, as set forth in Section 4.1(b) of the Parent Disclosure Schedule, as required by applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans);

(ii) except as set forth in Section 4.1(b)(ii) of the Parent Disclosure Schedule, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent or any of its Subsidiaries (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or Parent Warrants or conversion of outstanding Parent Convertible Notes); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person (except for the advance of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) except as set forth in Section 4.1(b)(v) of the Parent Disclosure Schedule, incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

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(vii) recognize any labor union, labor organization, or similar Person;

(viii) except as set forth in Section 4.1(b)(viii) of the Parent Disclosure Schedule, acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax Liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any material accounting method in respect of Taxes;

(xi) except as set forth in Section 4.1(b)(xi) of the Parent Disclosure Schedule, enter into, materially amend or terminate any Parent Material Contract;

(xii) other than as required by Law or GAAP, take any action to change Parent’s accounting policies or procedures;

(xiii) except as set forth in Section 4.1(b)(xiii) of the Parent Disclosure Schedule, initiate or settle any Legal Proceeding; or

(xiv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2. Operation of the Company’s Business.

(a) Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, each of the Company and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

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(b) Except as expressly permitted by this Agreement, as set forth in Section 4.2(b) of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of Company Common Stock issued upon the valid exercise of Company Options or Company Warrants, vesting of the Company RSAs or conversion of outstanding Company Convertible Notes); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for The 10 Spot Transaction and the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person (except for the advance of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi) other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii) recognize any labor union, labor organization, or similar Person;

(viii) enter into any material transaction other than in the Ordinary Course of Business;

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(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xi) make, change or revoke any Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax Liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any material accounting method in respect of Taxes;

(xii) enter into, materially amend or terminate any Company Material Contract;

(xiii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiv) initiate or settle any Legal Proceeding; or

(xv) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3. Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access, upon reasonable notice and during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. The Company shall provide Parent with unaudited cash balances and a statement of accounts payable of the Company as of the end of each calendar month, which shall be delivered within five Business Days after the end of such calendar month, or such longer period as Parent may agree to in writing.

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Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

4.4. Non-Solicitation.

(a) The Parties shall each immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of the Parent, Merger Sub, Company or any of their Subsidiaries, as applicable, provided to such Person.

(b) During the Pre-Closing Period, no Party or any of their respective Subsidiaries shall, nor shall any Party or any of their respective Subsidiaries authorize any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such Party or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) approve, endorse, recommend or enter into any Contract relating to any Acquisition Transaction. If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Parties hereto orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof).

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4.5. Notification of Certain Matters.

(a) During the Pre-Closing Period the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company or its Subsidiaries is commenced, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or its Subsidiaries; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.5(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or any of its Subsidiaries contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.

(b) During the Pre-Closing Period Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company or its Subsidiaries is commenced, or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries or, to the Knowledge of Parent, any director or officer of Parent or its Subsidiaries; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.5(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1. Information Statement; Stockholder Notice.

(a) Parent and the Company shall cooperate to cause to be mailed, distributed, or otherwise made available to those of its stockholders that do not qualify as “accredited investors” (as defined in Regulation D) (the “Non-Accredited Investors”), information meeting the requirements of Rule 502(b) of Regulation D (such information collectively being referred to as the “Information Statement”).

(b) Parent covenants and agrees that the Information Statement, including any pro forma financial statements included therein, will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed, distributed, or otherwise made available to the Non-Accredited Investors, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Information Statement, if any, based on information furnished in writing by the Company specifically for inclusion therein.

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(c) Promptly following the date hereof, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable and in the best interests of the stockholders of the Company, recommended the Merger to the stockholders of the Company in accordance with NRS 92A.120 and authorized and approved this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with NRS 92A.120 and the articles of incorporation and bylaws of the Company and (iii) notify such stockholders of their dissent and appraisal rights, if any, under NRS 92A.300 to 92A.500, and provide such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.1(c) shall be subject to Parent’s advance review and reasonable approval.

5.2. Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. In addition, Company shall use reasonable best efforts to obtain all Consents referred to in Section 2.5 of the Company Disclosure Schedule and Parent shall use reasonable best efforts to obtain all Consents referred to in Section 3.4 of the Parent Disclosure Schedule.

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5.3. Company Options, Company Warrants and Company RSAs.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent in good faith determines are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) Parent may amend the terms of the Company Options and the Company Plan to reflect Parent’s substitution of the Company Options with options to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock); and (B) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b) As promptly as reasonably practicable after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.3(a).

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.3.

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(d) Subject to Section 5.3(e), at the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the Company Warrant (but with changes to such documents as Parent in good faith determines are appropriate to reflect the substitution of the Company Warrants by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that: (A) Parent may amend the terms of the Company Warrants to reflect Parent’s substitution of the Company Warrants with warrants to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Warrants upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock).

(e) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.3.

(f) Subject to Section 5.3(g), at the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into restricted stock awards with respect to Parent Common Stock, and Parent shall assume the Company Plan and each such Company RSA in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the restricted stock agreement by which such Company RSA is evidenced. All rights with respect to Company Common Shares under Company RSAs assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company RSA assumed by Parent shall relate to shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company RSA assumed by Parent shall be determined by multiplying (A) the number of Company RSAs that were subject to such Company RSA, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) any restriction on the exercise of any Company RSA assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company RSA shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company RSA, such Company RSA assumed by Parent in accordance with this Section 5.3(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (B) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company RSA assumed by Parent. Notwithstanding anything to the contrary in this Section 5.3(d), the conversion of each Company RSA into a restricted stock award with respect to Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company RSA shall not constitute a “modification” of such Company RSA for purposes of Section 409A or Section 424 of the Code.

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(g) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plan and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company RSAs have no rights with respect thereto other than those specifically provided in this Section 5.3.

5.4. Employee Benefits.

(a) If any Person listed in Section 5.4(a) of the Parent Disclosure Schedule is a Continuing Employee, then Parent shall provide, or cause the Company or its Subsidiaries to provide, to each such Person, during the period commencing on the Closing Date and ending on the date which is twelve (12) months after the Closing Date (or if earlier, the date of such Continuing Employee’s termination of employment with the Company and its Affiliates), compensation and employee benefits that are, in the aggregate, comparable to the compensation and employee benefits provided by the Company immediately prior to Closing.

(b) For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who was employed immediately prior to the Closing by Parent, the Company or any of their respective Subsidiaries and continues to be employed by Parent, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Parent, the Company or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to the extent the years of service were not recognized by the Parent Benefit Plan or Company Benefit Plan the Continuing Employee participated in immediate prior to Closing. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. The provisions of this Section 5.4 are solely for the benefit of the Parties and shall not be construed to confer any benefits or rights or remedies (including any third-party beneficiary rights) on any other person. No provision of this Agreement will be construed to (i) establish, amend, modify, or terminate or limit the ability of Parent, the Company or any of their respective Subsidiaries to amend, modify, or terminate any benefit or compensation plan, program, contract, policy, agreement, or arrangement, (ii) confer on any person any right to employment or service or any particular term or condition of employment or service with Parent, the Company or any of their respective Subsidiaries, or limit the ability of Parent, the Company or any of their respective Subsidiaries to terminate the employment or service of any person at any time and for any or no reason, or (iii) be the adoption of, or an amendment to, any Parent Benefit Plan or Company Benefit Plan (whether subject to ERISA or otherwise) or otherwise limit the right of Parent, the Company or any of their respective Subsidiaries, to amend, modify or terminate any such Parent Benefit Plan or Company Benefit Plan

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5.5. Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by NRS Chapter 78, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the articles of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the articles of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of incorporation and bylaws of Parent.

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(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by such persons referred in connection with their successful enforcement of the rights provided to such persons in this Section 5.5.

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.5. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.5.

5.6. Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Schedule 5.6) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

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5.7. Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); and (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law.

5.8. Tax Matters.

(a) For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code, and (iii) to the Knowledge of the Parties, there are no facts or circumstances that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c) The Parties acknowledge and agree that the taxable year of the Company and its Subsidiaries shall close at the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii).

(d) All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

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5.9. Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock. If any shares of Parent Common Stock become eligible for sale pursuant to Rule 144 under the Securities Act, Parent shall, upon the request of any holder of Parent Common Stock received hereunder and at the Parent’s sole expense, use its reasonable best efforts to promptly cause the removal of the aforementioned legends from the certificates for such Parent Common Stock and provide a legal opinion from Parent’s outside legal counsel for such purpose.

5.10. Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is comprised of up to seven (7) members, with (i) one such member being Nicholas Kovacevich, who shall serve as Chairman of the Parent Board, (ii) up to three (3) such members designated by Parent and (iii) up to three (3) such members designated by the Company (provided that the number of such members designated by the Company pursuant to clause (iii) shall be equal to the number of such members designated by Parent pursuant to clause (ii)), and (b) the Persons listed in Exhibit D under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit D is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. Parent shall identify its designees pursuant to clause (a)(ii) of this Section 5.10 prior to Closing by written notice to the Company. The Company shall identify its designees pursuant to clause (a)(iii) of this Section 5.10 prior to Closing by written notice to Parent; provided that any such designees shall be reasonably acceptable to Parent.

5.11. Board Observers. From and after the Effective Time until the first anniversary of the Closing Date, Dallas Imbimbo shall have the right to designate two individuals to attend meetings of the Board in a non-voting capacity (each such individual, an “Observer”). As of the Effective Time, Dallas Imbimbo’s designated Observers are Colin Landforce and Joseph Gerlach.

5.12. Termination of Certain Agreements and Rights. The Company shall cause any Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

5.13. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to purchase Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Promptly following the date of this Agreement and at least 30 calendar days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Common Stock owned by such individual and expected to be converted into shares of Parent Common Stock, restricted stock awards to purchase Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

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5.14. Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.15. Allocation Certificate. The Company will prepare and deliver to Parent at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth, as of immediately prior to the Effective Time, (a) each holder of Company Common Stock, Company Options, Company Warrants and Company RSAs, (b) such holder’s name and address; (c) the number of shares of Company Common Stock held and/or underlying the Company Options, Company Warrants or Company RSAs as of the Effective Time for each such holder; (d) with respect to holders of Company Common Stock and/or Company RSAs, each such holder’s pro rata share of the shares of Parent Common Stock to be issued in connection with the Closing and of the Holdback Shares retained by Parent pursuant to Section 1.9; and (e) with respect to holders of Company Options and Company Warrants, the number of shares of Parent Common Stock to underlie any Parent Option or Parent Warrant to be issued to such holder, pursuant to this Agreement in respect of the Company Options and Company Warrants held by such holder (the “Allocation Certificate”).

5.16. Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Parent (i) audited financial statements for the fiscal years ended December 31, 2018, 2019 and 2020 (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in any statement, report, schedule, form or other document to be filed by Parent with the SEC and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its Subsidiaries as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

5.17. Takeover Statutes. If any Takeover Statute is or may become applicable as a result of the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

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5.18. Stockholder Litigation. Parent shall conduct and control the settlement and defense of any stockholder litigation against Parent or any of its directors relating to this Agreement or the Contemplated Transactions; provided that any settlement or other resolution of any such stockholder litigation agreed to by Parent after the Closing shall be approved in advance by a majority of the Parent Designees for so long as any Parent Designees are still members of the Parent Board. Without limiting the foregoing, prior to the Closing, Parent shall give the Company the opportunity to consult with Parent in connection with the defense and settlement of any such stockholder litigation, and Parent shall keep the Company reasonably apprised of any material developments in connection with any such stockholder litigation.

5.19. Company Lock-Up. The Company shall use commercially reasonable efforts to obtain execution of a Lock-Up Agreement by each Person listed on Section 5.19 of the Company Disclosure Schedule.

5.20. Validity of Private Placement. Upon Parent’s written request, the Company shall use commercially reasonable efforts to obtain from any or all stockholders of the Company an executed Investor Questionnaire or such other information as Parent may reasonably request to evidence that the issuance of Parent Common Stock in the Merger shall validly qualify for an exemption from registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws and equivalent provisions under applicable Law.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1. No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2. Parent Consents and Approvals. Parent shall have received all Consents referred to in Section 3.5 of the Parent Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Parent and Company, and no such Consent shall have been revoked.

6.3. Company Consents and Approvals. Company shall have received all Consents referred to in Section 2.5 of the Company Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Parent and Company, and no such Consent shall have been revoked.

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SECTION 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1. Accuracy of Representations. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2. Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3. Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.7 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15 is true and accurate in all respects as of the Closing Date;

(b) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company; and

(c) the Allocation Certificate.

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7.4. FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.

7.5. No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.6. Delivery of Financial Statements.

(a) Parent shall have received (i) the Company Audited Financial Statements and (ii) the Company Interim Financial Statements, which shall be in form and substance reasonably satisfactory to Parent.

(b) The Company Audited Financial Statements shall reflect total revenues of the Company and its Subsidiaries for the fiscal year ended December 31, 2020 of at least $38,700,000.

7.7. Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.8. Company Lock-Up Agreements. Parent shall have received a copy of a Company Lock-Up Agreement duly executed by each Person listed on Section 5.19 of the Company Disclosure Schedule.

7.9. Investor Questionnaires. The number of stockholders of the Company who have not executed an Investor Questionnaire certifying that such stockholder of the Company is an “accredited investor” (as defined in Regulation D) is less than ten.

7.10. Company Convertible Notes. All of the Company Convertible Notes, together with all accrued interest, shall have been converted into Company Common Stock effective immediately prior to the Effective Time.

7.11. Dissenting Shares. No more than 10% of the Company Common Stock shall be Dissenting Shares.

7.12. No Other Specified Events. There shall not have occurred any event described in Section 7.12 of the Company Disclosure Schedule.

SECTION 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

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8.1. Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2. Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3. Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied; and

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors of Parent after the Closing pursuant to Section 5.10 hereof.

8.4. No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

SECTION 9. TERMINATION

9.1. Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

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(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by August 31, 2021 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body (including, via a comment letter or other communication from the SEC), then either the Company or Parent shall be entitled to extend the End Date for an additional 30 calendar days by written notice to the other the Party;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(e) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

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9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.7, Section 9.3, Section 11 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3.Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated. It is understood and agreed that all fees and expenses incurred or to be incurred by the Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company in cash at or prior to the Closing.

SECTION 10. INDEMNIFICATION

10.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date (the “Release Date”). All covenants and agreements of the Parties contained herein that by their terms apply or are to be performed following the Closing shall survive the Closing for the period explicitly specified herein, if any, or until performed.

10.2. Indemnification by the Company Stockholders. Subject to the other terms, conditions and limitations of this Section 10, the stockholders of the Company, severally and not jointly, shall indemnify and defend Parent and its Affiliates (including, after the Closing, the Company and its Subsidiaries) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement during the Pre-Closing Period; or

(c) any claim made by any stockholder of the Company relating to such Person’s rights with respect to the Merger Consideration or the calculations and determinations set forth in the Allocation Certificate.

10.3. Indemnification by the Parent. Subject to the other terms, conditions and limitations of this Section 10, Parent shall indemnify and defend the Company Stockholders and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of: any inaccuracy in or breach of any of the representations or warranties of the Parent or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the  Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Parent or Merger Sub pursuant to this Agreement during the Pre-Closing Period.

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10.4. Certain Limitations. The party making claim under this Section 10 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 10 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 10.2(a) (other than with respect to the Company Fundamental Representations) or Section 10.3 (other than with respect to the Parent Fundamental Representations), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) or Section 10.3 (other than with respect to the Company Fundamental Representations or Parent Fundamental Representations, as applicable) exceeds $1,000,000, in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the stockholders of the Company shall be liable pursuant to Section 10.2 shall not exceed the Cap and with respect to each stockholder of the Company shall not exceed such stockholder’s pro rata share of the Holdback Shares. The aggregate amount of all Losses for which the Parent shall be liable pursuant to Section 10.3 shall not exceed the Cap. Notwithstanding anything set forth above in this Section 10.3(a), none of the limitations set forth in this Section 10.3 (a) will apply to Losses based upon, arising out of, with respect to or by reason of fraud, intentional misrepresentation or willful breach by the Indemnifying Party.

(b) For purposes of this Section 10, the amount of Losses for which any Indemnified Party is entitled to indemnification pursuant to this Section 10 shall be determined without regard to any materiality, Company Material Adverse Effect, Parent Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c) Payments pursuant to this Section 10 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim.

(d) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only as reasonably necessary to remedy the breach that gives rise to such Loss.

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10.5. Claims.

(a) If any Parent Indemnitee shall determine to assert a claim for indemnification under this Section 10, Parent shall promptly thereafter deliver to the Stockholder Representative a written claim notice relating to such Losses (a “Claim Notice”). A Claim Notice shall state in reasonable detail the nature of the claim and the estimated amount of the claim (to the extent such amount is known or can be reasonably estimated) and will include copies of all material written evidence of the claim. The failure of any Parent Indemnitee to give a Claim Notice promptly shall not preclude the Parent Indemnitee from exercising its rights under this Agreement, except to the extent that the Stockholder Representative, on behalf of the stockholders of the Company, is actually and materially prejudiced by the failure to give such Claim Notice promptly.

(b) If any Company Indemnitee shall determine to assert a claim for indemnification under this Section 10, the Stockholder Representative shall promptly thereafter deliver to the Parent a Claim Notice, stating in reasonable detail the nature of the claim and the estimated amount of the claim (to the extent such amount is known or can be reasonably estimated) and will include copies of all material written evidence of the claim. The failure of the Stockholder Representative to give a Claim Notice promptly shall not preclude the Company Indemnitees from exercising their rights under this Agreement, except to the extent that the Parent is actually and materially prejudiced by the failure to give such Claim Notice promptly.

(c) If a Claim Notice relates to a claim, action, suit, proceeding or demand asserted by a Person who is not a Party (or a successor to a Party) to this Agreement (a “Third Party Claim”) and solely relates to monetary damages, the Indemnifying Party may, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, assume the defense and investigation of such Third Party Claim; provided, however, that the Indemnified Party shall be (i) entitled to participate in any such defense with counsel of its own choice at its own expense and (ii) entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party (and the reasonable fees and expenses of such counsel shall be Losses covered by this Section 10) if representation of both parties by the same counsel creates a conflict of interest under applicable standards of professional conduct for attorneys. If the Indemnifying Party elects to assume the defense and investigation of such Third Party Claim, it shall notify the Indemnified Party in writing of its assumption of the defense and investigation of such Third Party Claim promptly and in any event within 30 days following receipt of the Claim Notice. If the Indemnifying Party fails to notify the Indemnified Party of its assumption of the defense and investigation of such Third Party Claim or fails to take reasonable steps necessary to defend diligently such Third Party Claim after notifying the Indemnified Party of its assumption of the defense and investigation of such Third Party Claim, the Indemnified Party may assume such defense with counsel of its own choice, and the reasonable fees and expenses of such counsel shall be Losses covered by this Section 10. If the Indemnifying Party notifies the Indemnified Party that it desires to assume the defense and investigation of such Third Party Claim, it shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim.

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(d) The Indemnifying Party shall not (i) be entitled to control, but may participate in with counsel of its own choice at its own expense, and the Indemnified Party shall be entitled to have control over, the investigation, defense and settlement of any Third Party Claim (and may seek indemnification under this Section 10 in respect thereof) that (A) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (B) in the Indemnified Party’s reasonable judgment, could result in Losses in excess of the value of the remaining Holdback Shares (determined based on the Parent Share Price as of the date of the applicable Claim Notice), or (C) in the reasonable judgment of the Indemnified Party, could have a material adverse effect on the business or condition (financial or otherwise), results of operations, operations, assets, properties or liabilities of the Indemnified Party, or (ii) without the prior written consent of the Indemnified Party, settle or compromise any pending or threatened Third Party Claim in respect of which recovery may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) or consent to the entry of any judgment (A) that does not, to the extent that a Indemnified Party may have any liability with respect to such Third Party Claim for which such Indemnified Party is entitled to be indemnified hereunder, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, (B) that imposes any liabilities or obligations on the Indemnified Party that are in excess of the value of the remaining Holdback Shares or Parent Indemnity Shares, as applicable (in each case determined based on the Parent Share Price as of the date of the applicable Claim Notice), (C) with respect to any non-monetary provisions of such settlement, compromise or judgment, could, in the Indemnified Party’s reasonable discretion, have a material adverse effect on the business or condition (financial or otherwise), results of operations, operations, assets, properties or liabilities of the Indemnified Party, (D) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party or any of its directors or officers or (E) which in any manner involves any injunctive relief or equitable remedy against the Indemnified Party subject the Indemnified Party’s assets to any encumbrance or result in any restriction or condition that would affect the Indemnified Party’s business. The Indemnified Party shall make reasonably available to each other and their respective Representatives all relevant business records and other documents available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client or other applicable privilege, and the Indemnified Party shall use its reasonable efforts to assist, and to cause its employees and counsel to assist, in the defense of such Third Party Claim. The Indemnified Party shall be entitled to claim any reasonable out-of-pocket costs and expenses incurred in connection with providing assistance in the defense of a Third Party Claim pursuant to the foregoing sentence as Losses covered by this Section 10.

10.6. Indemnification Payments; Release of Holdback Shares; Issuance of Additional Parent Common Stock.

(a) If Parent is entitled to indemnification with respect to Losses covered by this Section 10, then (i) Parent shall cancel, return to the treasury of Parent and then retire in accordance with the NRS out of the Holdback Shares, as promptly as practicable, a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (A) the amount of such Losses, divided by (B) the Parent Share Price (up to the amount of remaining Holdback Shares), and (ii) Parent shall be released from its obligation to reserve for issuance such Holdback Shares.

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(b) If any Parent Indemnitee (other than Parent) is entitled to indemnification with respect to Losses covered by this Section 10, then (i) Parent shall issue out of the Holdback Shares, as promptly as practicable, a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (A) the amount of such Losses, divided by (B) the Parent Share Price (up to the amount of remaining Holdback Shares), to the Parent Indemnitee and (ii) Parent shall be released from its obligation to reserve for issuance such Holdback Shares; provided, however, that Parent may, at its option, pay any amount subject to indemnification hereunder in cash in lieu of issuing shares of Parent Common Stock. If Parent makes any payment in cash in lieu of shares of Parent Common Stock, Parent shall cancel, return to the treasury of Parent and then retire in accordance with the NRS out of the Holdback Shares a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (A) the amount of such Losses, divided by (B) the Parent Share Price (up to the amount of remaining Holdback Shares).

(c) On the first Business Day after the Release Date (or, if later, on the date on which there are no unresolved claims for indemnification with respect to any Claim Notice delivered to the Stockholder Representative on or before the Release Date), Parent shall deliver to the Exchange Agent the remaining Holdback Shares, if any, and instruct the Exchange Agent to deliver to each stockholder of the Company its pro rata share of such Holdback Shares (as set forth in the Allocation Certificate). On the first Business Day after the second anniversary of the Closing Date (the “Covered Option Release Date”), Parent shall deliver to the Exchange Agent the Covered Option Shares, if any, and instruct the Exchange Agent to deliver to each stockholder of the Company its pro rata share of such Covered Option Shares (as set forth in the Allocation Certificate).

(d) If any Company Indemnitee is entitled to indemnification with respect to Losses covered by this Section 10, then Parent shall issue and deliver to the Exchange Agent, as promptly as practicable, a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (A) the amount of such Losses, divided by (B) the Parent Share Price (subject to the limitations set forth in Section 10.3), and shall instruct the Exchange Agent to deliver to each Company Indemnitee its pro rata share of such additional shares of Parent Common Stock (based on allocation set forth in the Allocation Certificate, and subject to Section 1.5(c)); provided, however, that Parent may, at its option, pay any amount subject to indemnification hereunder in cash in lieu of issuing shares of Parent Common Stock. If Parent makes any payment in cash in lieu of shares of Parent Common Stock, Parent shall cancel, return to the treasury of Parent and then retire in accordance with the NRS out of the Parent Indemnity Shares a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (A) the amount of such Losses, divided by (B) the Parent Share Price (up to the amount of remaining Parent Indemnity Shares).

10.7. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.8. Effect of Investigation. The rights of the Parent Indemnitees and Company Indemnitees under this Section 10 shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate or instrument delivered pursuant to this Agreement. The waiver of any condition in Section 7 based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant or agreement set forth in this Agreement, shall not affect the right to indemnification pursuant to this Section 10 or other remedy based on such representations, warranties, covenants and agreements.

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10.9. Exclusive Remedies. The indemnification provisions in this Section 10 shall be, in the absence of fraud, the sole and exclusive remedy for claims for monetary damages (a) in respect of any inaccuracy in or breach of any representation or warranty contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement and (b) for any failure to perform and comply with any covenant or agreement contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1. Stockholder Representative.

(a) Powers of the Stockholder Representative. By virtue of the adoption and approval of this Agreement and the Contemplated Transactions by the stockholders of the Company, as evidenced by the Company Stockholder Written Consent, from and after the Effective Time, the Stockholder Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement, for and on behalf of the stockholders of the Company and without any act of the stockholders of the Company. In furtherance (and not in limitation) of the foregoing, but in all cases, subject to the terms, conditions and limitations of this Agreement, the Stockholder Representative shall have:

(i) the power to take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement;

(ii) the power to give or receive any notice or instruction permitted or required under Section 10, to be given or received by the Stockholder Representative or any stockholder of the Company, and each of them (other than notice for service of process relating to any action or proceeding before a court or other tribunal of competent jurisdiction, which notice must be given to each stockholder of the Company individually, as applicable), and to take any and all action for and on behalf of the stockholders of the Company, and each of them, under Section 10;

(iii) the power to (i) contest, negotiate, defend, compromise or settle any claim, demand, action or proceeding for which a Parent Indemnitee may have any right or remedy under Section 10 (“Parent Indemnification Claims”), (ii) agree to, negotiate, enter into settlements, compromises and resolutions of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Parent Indemnification Claims for and on behalf of the stockholders of the Company and (iii) take or forego any or all actions permitted or required of any stockholder of the Company or necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing;

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(iv) the power to consult with legal counsel, independent public accountants and other experts selected by it in connection with any Parent Indemnification Claims;

(v) the power to review, negotiate and agree to and authorize any payments from the Holdback Shares in satisfaction of any obligation on behalf of the stockholders of the Company under Section 10;

(vi) the power to waive or refrain from enforcing any right of the stockholders of the Company or the Stockholder Representative arising out of or under or in any manner relating to the Holdback Shares or any claim for indemnification under Section 10;

(vii) consent to the settlement of any and all disputes arising with respect to any Claim Notice;

(viii) the power to enforce or waive any terms and conditions of Section 10; and

(ix) the power to take or forego any actions on behalf of the stockholders of the Company in regard to such other matters as are reasonably necessary for the performance of the Stockholder Representative’s obligations hereunder and the consummation of the Contemplated Transactions or as the Stockholder Representative reasonably believes are in the best interests of the stockholders of the Company.

(b) Notices. From and after the Effective Time, any notice given to the Stockholder Representative shall constitute notice to each and all of the stockholders of the Company at the time notice is given to the Stockholder Representative (other than notice for service of process relating to any action or proceeding before a court or other tribunal of competent jurisdiction, which notice must be given to each stockholder of the Company individually, as applicable). Any action taken or foregone by, or notice or instruction received from, the Stockholder Representative shall be deemed to be action or inaction by, or notice or instruction from, each and all of the stockholders of the Company. Parent and the Surviving Corporation may disregard any notice or instruction received from any one or more individual stockholder of the Company (other than the Stockholder Representative in his, her or its capacity as the Stockholder Representative, in the event that the Stockholder Representative is a stockholder of the Company).

(c) Reimbursement and Liability of the Stockholder Representative.

(i) Dallas Imbimbo shall serve as the Stockholder Representative without compensation.

(ii) The Stockholder Representative shall not be personally liable to any stockholder of the Company for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence or willful misconduct. The stockholders of the Company shall severally (but not jointly) indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense (including reasonable attorneys’ fees) (collectively, “Representative Losses”) incurred (without gross negligence, willful misconduct or bad faith on the part of the Stockholder Representative) in connection with any actions taken by the Stockholder Representative pursuant to the terms of this Agreement; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was caused by the bad faith, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative shall immediately reimburse the stockholders of the Company the amount of such indemnified Representative Loss attributable to such bad faith, gross negligence or willful misconduct.

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(d) Reliance on Stockholder Representative. Parent and the Surviving Corporation shall be entitled to rely on the appointment of Dallas Imbimbo as Stockholder Representative and treat such Stockholder Representative as the duly appointed attorney-in-fact of each stockholder of the Company and as having the duties, power and authority provided for in this Agreement. None of Parent or the Surviving Corporation shall be liable to any stockholder of the Company for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Stockholder Representative. No resignation of the Stockholder Representative shall become effective unless and until written notice of the replacement or resignation of such Stockholder Representative shall be provided to Parent. Parent and the Surviving Corporation shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Stockholder Representative hereunder shall be appointed by a written instrument signed by the Persons who, immediately prior to the Closing, held more than fifty percent (50%) of the issued and outstanding Company Common Stock, and such appointment shall become effective as to any such successor when a copy of such instrument, in form and substance reasonably acceptable to Parent, shall have been delivered to Parent.

(e) Stockholder Representative Representations and Warranties. The Stockholder Representative represents and warrants to each Party that: (i) he has the legal capacity to execute, deliver and perform this Agreement; (ii) this Agreement is a legal, valid and binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms; and (iii) the execution, delivery and performance by the Stockholder Representative of this Agreement does not conflict with or result in the breach of, or constitute a default under any Contract to which the Stockholder Representative is bound.

(f) Stockholder Representative Communications. Parent shall be entitled to rely exclusively upon the communications of the Stockholder Representative relating to the foregoing as the communications of the stockholders of the Company. Parent (i) need not be concerned with the authority of the Stockholder Representative to act on behalf of all stockholders of the Company hereunder, and (ii) shall not be held liable or accountable in any manner for any act or omission of the Stockholder Representative in such capacity. Notwithstanding anything to the contrary herein, none of Parent, Merger Sub, the Company or the Surviving Corporation shall have any Liability to the Stockholder Representative in connection with its appointment and service as the Stockholder Representative hereunder.

(g) Stockholder Representative Authority. The grant of authority provided for in this Section 11.1 (i) is coupled with an interest and is being granted, in part, as an inducement to the Parties hereto to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any stockholder of the Company and shall be binding on any successor thereto, and (ii) shall survive the payment of all or any portion of the Merger Consideration hereunder.

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11.2. Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time; provided, however, that after the adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

11.3. Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the United States District Court for the District of Nevada or, to the extent such court does not have jurisdiction, any court of competent jurisdiction in the State of Nevada; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

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11.6. Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing party shall be entitled to recover its fees and expenses incurred in connection therewith, including but not limited to reasonable out-of-pocket attorneys’ fees and all other reasonable and documented costs and expenses incurred in such action or suit.

11.7. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. (local time in Irvine, California), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Terra Tech Corp.
2040 Main Street, Suite 225
Irvine, CA 92614
Attention:
Email:

with a copy to (which shall not constitute notice):

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017-4611
Attention:
Email:

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if to the Company or to the Stockholder Representative:

UMBRLA, Inc.

17595 Harvard Ave.

Irvine, CA 92614
Attention:
Email:

with a copy to (which shall not constitute notice):

Burns & Levinson LLP

125 High Street

Boston, MA 02110
Attention:
Email:

11.9. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.11. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

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11.12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.13. Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

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(i) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (local time in Irvine, California) on the date that is two calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Irvine, California are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TERRA TECH CORP.

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	Chief Executive Officer

PHOENIX MERGER SUB CORP.

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	Chief Executive Officer

UMBRLA, INC.

By:	/s/ Dallas Imbimbo
Name:	Dallas Imbimbo
Title:	Chief Executive Officer

Stockholder Representative

/s/ Dallas Imbimbo
Name:	Dallas Imbimbo, in his capacity as Stockholder Representative

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means an inquiry, indication of interest or request for information with respect to or that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal to either Parent or the Company or any of their respective Affiliates, whether written or oral, contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which either the Company or Parent is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of either the Company, Parent or any of their respective Subsidiaries; or (iii) in which the Company, Parent or any of their respective Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company, Parent or any of their respective Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of the either Company or the Parent, in each case together with their respective Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Irvine, California are authorized or obligated by Law to be closed.

“Cap” means (a) with respect to the liability of the stockholders of the Company under Section 10, the value of the Holdback Shares, and (b) with respect to the liability of Parent under Section 10, the value the Parent Indemnity Shares.

“Cash” means all unrestricted cash and cash equivalents of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Convertible Notes” means the convertible promissory notes of the Company listed on Exhibit E-1.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414(t) of the Code or under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6(a) and (d) (Capitalization) and 2.20 (No Financial Advisors).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) changes generally affecting the cannabis industry, (e) the taking of any action required to be taken by this Agreement, (f) the failure of the Company to meet internal expectations or projections or the results of operations of Company, (g) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP) or (h) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company pursuant to the Company Plan.

“Company RSAs” means restricted stock awards to purchase shares of Company Common Stock issued or granted by the Company pursuant to the Company Plan.

“Company Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2020 provided to Parent prior to the date of this Agreement.

“Company Warrants” means the warrants exercisable for shares of Company Common Stock and listed on Exhibit E-2.

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, dated as of May 18, 2020, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Covered Company Options” means Company Options granted during the period between and including the date hereof and the Closing Date.

“Covered Option Shares” means the number of shares of Parent Common Stock issuable pursuant to any Covered Company Option that is terminated during the period between and including the Closing Date and the Covered Option Release Date, but only to the extent such Covered Company Option was not vested at the time of such termination.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to Section 1.5(h), the following ratio (rounded to four decimal places): (a) the Parent Outstanding Shares divided by (b) the sum of (i) the Company Outstanding Shares plus (ii) the number of shares of Company Common Stock issuable upon exercise of Covered Company Options multiplied by (c) ninety-nine and ninety-nine one-hundredths of a percent (99.99%), in which:

•	“Company Outstanding Shares” means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

•	“Parent Outstanding Shares” means the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Holdback Shares” means a number of shares of Parent Common Stock equal to (a) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) ten percent (10%).

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, methods, processes, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know, or after reasonable due inquiry would learn of, such fact in the ordinary course of the performance of such individual’s responsibilities as an officer, director and/or employee. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of the Financial Industry Regulatory Authority), except for any United States federal statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other rule of law related to the federal illegality of cannabis, including, but not limited to, the manufacture, sale and/or distribution of cannabis or cannabis infused products or financial, banking or other services related thereto.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP).

“Losses” means (a) any damages, losses, Taxes, liabilities, judgments, settlements, awards, fines, costs, expenses, interest or penalties paid, incurred or suffered and (b) any reasonable costs and expenses incurred in enforcing any right to indemnification hereunder (including reasonable expenses of investigation, mitigation, enforcement and collection and reasonable attorneys’ and other professionals’ fees, disbursements and expenses).

“Merger Sub Board” means the board of directors of Merger Sub.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2020 (the “Parent Balance Sheet Date”), included in Parent’s Report on Form 10-Q for the quarterly period ended September 30, 2020, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Closing Price” means the closing price for shares of Parent Common Stock on the Business Day immediately preceding the Closing Date.

“Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a Party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Convertible Notes” means the convertible promissory notes of the Parent listed on Exhibit F-1.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414(t) of the Code or under common control within the meaning of Section 4001(b)(1) of ERISA with Parent or any of its Subsidiaries.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.5(a) and (c) (Capitalization) and 3.20 (No Financial Advisors).

“Parent Indemnity Shares” means a number of shares of Parent Common Stock equal to (a) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) ten percent (10%).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) changes generally affecting the cannabis industry, (e) the taking of any action required to be taken by this Agreement, (f) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (g) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent, (h) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP) or (i) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent under the Parent Stock Plans.

“Parent Share Price” means the closing price for shares of Parent Common Stock on the Business Day immediately preceding the date on which any payment is to be made hereunder.

“Parent Stock Plans” means, collectively, the Terra Tech Corp. 2016 Equity Incentive Plan and the Terra Tech Corp. 2018 Equity Incentive Plan.

“Parent Warrants” means the warrants to purchase Capital Stock of the Parent listed on Exhibit F-2.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies; and (g) with respect to Parent Owned Real Property, (i) mortgages granted as security for Liabilities directly related to such Parent Owned Real Property, (ii) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, that do not materially impair the occupancy or use of the real property for the purposes for which it is currently used and do not materially impair the value of the real property, (iii) any conditions that may be shown by a current survey or physical inspection, (iv) zoning, building, subdivision or other similar requirements or restrictions that are not violated by the current use and operation of the applicable real property and (v) any and all service contracts and agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto and do not materially impair the value of the real property.

“Person” means any individual, Entity or Governmental Body.

“Reference Date” means February 28, 2021.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other similar anti-takeover Law, including the Business Combination Act and the Control Share Act.

“Tax” or “Taxes” means any federal, state, county, local or foreign income, gross receipts, commercial activity, ad valorem, franchise, net worth, profits, sales or use, value added, transfer, production, documentary, profits, windfall profits, registration, excise, utility, environmental, premium, communications, real or personal property, real property transfer, intangibles, capital stock, escheatment or unclaimed property, license, lease, service, service use, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs, duties and other taxes of any kind whatsoever (including tax for which a taxpayer is responsible by reason of Treasury Regulations Section 1.1502-6 and any comparable provision of state, local or foreign Tax Law) or as a successor or by reason of contract, indemnity or otherwise, together with any interest, deficiencies, penalties, additions to tax and any interest attributable in respect of such deficiencies, penalties or additions whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“10 Spot Transaction” means the transactions contemplated by that certain Stock Purchase Agreement dated January 29, 2021, between the Company and the Buyers named therein, whereby the Company shall sell to the Buyers up to 100% of the issued and outstanding capital stock of The 10 Spot, Inc., a California corporation, subject to approval by the California Bureau of Cannabis Control.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation Certificate	5.15
Anti-Bribery Laws	2.24
Articles of Merger	1.3
Business Combination Act	2.21
Certifications	3.6(a)
Claim Notice	10.5(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Audited Financial Statements	5.16
Company Benefit Plan	2.17(a)
Company Cannabis Permits	2.14(b)
Company Disclosure Schedule	2
Company Financials	2.7(a)
Company In-bound License	2.12(c)
Company Interim Financial Statements	5.16
Company Leased Real Property	2.11
Company Lock-Up Agreement	Recitals
Company Material Contract or Company Material Contracts	2.13(a)
Company Out-bound License	2.12(c)
Company Permits	2.14(b)
Company Plan	2.6(c)
Company Real Estate Leases	2.11
Company Stock Certificate	1.6
Company Stockholder Written Consent	Recitals
Continuing Employees	5.4(b)
Control Share Act	2.21
Costs	5.5(a)
D&O Indemnified Parties	5.5(a)
Dissenting Shares	1.8(a)
Effective Time	1.3
End Date	9.1(b)

Term	Section
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FIN 48	2.16(n)
HIPAA	2.14(c)
Information Statement	5.1(a)
Intended Tax Treatment	5.8(a)
Investor Agreements	2.23(b)
Investor Questionnaires	Recitals
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Merger Sub	Preamble
Non-Accredited Investors	5.1(a)
NRS	Recitals
Observer	5.11
Parent	Preamble
Parent Benefit Plan	3.16(a)
Parent Cannabis Permits	3.13(b)
Parent Designees	5.10
Parent Disclosure Schedule	3
Parent In-bound License	3.11(c)
Parent Indemnification Claims	11.1(a)(iii)
Parent Indemnitees	10.2
Parent Material Contract	3.12
Parent Out-bound License	3.11(c)
Parent Leased Real Property	3.10
Parent Owned Real Property	3.10
Parent Permits	3.13(b)
Parent Real Estate Leases	3.10
Parent Real Property	3.10
Parent SEC Documents	3.6(a)
Post-Closing Plans	5.4(b)
PPACA	2.17(o)
Pre-Closing Period	4.1(a)
Regulation D	Recitals
Release Date	10.1
Representative Losses	11.1(c)(ii)
Sensitive Data	2.12(g)
Stockholder Notice	5.1(c)
Stockholder Representative	Preamble
Surviving Corporation	1.1
Third Party Claim	10.5(c)

EXHIBIT B

Form of Investor Questionnaire

(see attached)

EXHIBIT C

Form of Company Lock-Up Agreement

(see attached)

EXHIBIT D

Officers

Name	Title

Nicholas Kovacevich	Chairman
Francis Knuettel II	Chief Executive Officer
Jeffrey Batliner	Chief Financial Officer

EXHIBIT E-1

Company Convertible Notes

EXHIBIT E-2

Company Warrants

EXHIBIT F-1

Parent Convertible Notes

EXHIBIT F-2

Parent Warrants